Exhibit 99.1

NASDAQ OMX President Magnus Bocker Departs for Leadership Position in Asia

NEW YORK, Jul 20, 2009 (GlobeNewswire via COMTEX News Network) — The NASDAQ OMX Group, Inc. (Nasdaq:NDAQ) today announced that Magnus Bocker, President of NASDAQ OMX, has advised the company that he intends to step down from his role effective September 2. Mr. Bocker will join the Singapore Exchange Limited (SGX) as Chief Executive Officer beginning in December.

“Magnus built a ground-breaking, successful exchange and technology company in OMX, and he has played an integral role in the successful merger of NASDAQ OMX. We are grateful for his valuable contributions over the last 18 months, including executing on our successful integration as well as his achievements in moving our listings and market technology business forward,” said Bob Greifeld, Chief Executive Officer of NASDAQ OMX. “We are delighted that we can continue our partnership with Magnus in his role as a market technology customer.”

Mr. Bocker was appointed President of NASDAQ OMX following the merger of the two companies in February 2008. During his tenure at the exchange company, Mr. Bocker had responsibility for Listings, Corporate Services and Market Technology. Mr. Bocker’s responsibilities will be assumed by Bruce Aust, Executive Vice President, Global Corporate Client Group, and Anna Ewing, Executive Vice President and Chief Information Officer, who will lead Market Technology.

“My time at NASDAQ OMX has been memorable and meaningful from a personal and professional perspective. I have enjoyed my time in New York and take great satisfaction in having seen through the very successful integration of NASDAQ OMX, with synergies achieved seamlessly and ahead of schedule,” said Mr. Bocker.

About NASDAQ OMX Group

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with over 3,800 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and ETFs. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries.

NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about NASDAQ OMX’s business relationships and offerings. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

The NASDAQ OMX Group, Inc.

Media Contact:

Wayne Lee

+1.301.978.4875

Wayne.d.lee@nasdaqomx.com

Anna Rasin

+46.8.405.6612

Anna.rasin@nasdaqomx.com